Exhibit 99.1

October 22, 2007

News Release

Source: EnXnet, Inc.

Representatives From EnXnet, Inc. and Duplium Corporation Take Steps to Increase and Enhance Manufacturing Capacity For Multimedia Gift Card™

Tulsa, OK, October 22, 2007 EnXnet, Inc., (OTCBB Symbol: EXNT) (German WKN# A0HMDW) and their manufacturing partner Duplium Corporation sent representatives on a one week international tour to meet with several different corporations to continue the process of ramping up production capacity and to streamline and enhance production for the Multimedia Gift Card™ leading into 2008.

In June of this year, manufacturing glitches were finally corrected. Samples of the product were then created and delivered to the marketing partners and production capacity was secured so that the Gift Card can be delivered to the market place here in the 4th quarter. While efforts to increase production have been underway for some time, this one week international trip just about brings to completion these efforts and will secure EXNT’s ability to deliver millions of gift cards to the market in 2008.

Michael Jackson, President USA Operation of Duplium Corporation, stated, “We have committed a serious amount of space and resources for the manufacture and sale of the Multimedia Gift Card™ product because it is unmatched in the marketplace. The demand for this product is very strong so we have planned to expand beyond the two production lines already in place.”

Duplium, one of the largest North American DVD/CD manufacturing and digital media companies, has committed a multi-million dollar manufacturing line and more than 25,000 square feet of manufacturing space to further enhance and support the production of the Multimedia Gift Card™.

Duplium maintains approximately 275,000 square feet of manufacturing space in the United States and Canada. For more information on Duplium, please visit www.duplium.com.

Mark Pempsell, Director of Marketing and Senior Product Development Manager of EnXnet, Inc., stated, “With Duplium’s world class manufacturing team behind the Multimedia Gift Card™ product, I feel confident that we will be able to deliver the product to customers not only in the USA but world wide. We are ensuring our manufacturing capacity to see a significant increase in EnXnet’s revenues in the coming quarters and throughout the next fiscal year.”

This release may include forward-looking statements from the company that may or may not materialize. Additional information on factors that could potentially affect the company's financial results may be found in the company's filings with the Securities and Exchange Commission.

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EnXnet Inc., Tulsa
Ryan Corley, 918-592-0015
Fax: 918-592-0016
investor@enxnet.com
www.enxnet.com
or
For Investor Relations:
Integrated Capital Partners, Inc
Phone: 908-204-0004
or
Duplium Corporation
Michael Jackson
President
2029 Westgate Drive
Suite 120
Carrollton, TX 75006
972-512-0014
email: mjackson@duplium.com